EXHIBIT 99.2

FOR IMMEDIATE RELEASE

E.DIGITAL ANNOUNCES CHANGE IN COMPANY
MANAGEMENT & BOARD OF DIRECTORS

(SAN DIEGO, CA, – December 14, 2010) – e.Digital Corporation (OTC: EDIG), a leading innovator of dedicated portable entertainment systems and patented flash memory-related technology, announced today that Robert Putnam is stepping down from his positions as the Company’s senior vice president, interim chief accounting officer, secretary and a member of the Company’s board of directors.

“I’ve appreciated the opportunity to work with Fred Falk and the great e.Digital team and to have been involved with the Company since its inception 22 years ago,” commented Putnam. “It has become apparent that e.Digital needs to realign its resources as the Company embarks on an expansion of its intellectual property business. I have confidence in Fred and the e.Digital team to execute this new business strategy to grow the Company.”

“We appreciate Robert’s many years of service to the Company and wish him well in his future endeavors,” said Fred Falk, president and CEO of e.Digital. “We will be releasing additional intellectual property business developments tomorrow and provide details of the planned March 2011 stockholders meeting early next quarter.”

About e.Digital Corporation: e.Digital is a leading innovator of dedicated portable inflight entertainment systems. More than 30 airlines have made dedicated portable systems powered by e.Digital technology their inflight entertainment choice. e.Digital also owns and is monetizing its Flash-R™ portfolio of flash memory-related patents. e.Digital was the first company to develop, patent, and productize fundamental techniques that opened the door to the widespread use of flash memory in many of today’s popular electronic products.  For more information about e.Digital , please visit: www.edigital.com.

Safe Harbor statement under the Private Securities Litigation Reform of 1995: All statements made in this document, other than statements of historical fact, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development, expected future developments and other factors that we believe are appropriate under the circumstances. These forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the businesses of the Company and the industries and markets in which the Company operates. Actual outcomes and results may differ materially from what is expressed or implied by the forward-looking statements. More information about potential factors that could affect the Company can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed with the Securities and Exchange Commission (“SEC”). e.Digital Corporation disclaims any intent or obligation to update these or any forward-looking statements, except as otherwise specifically stated by it.

CONTACT:  e.Digital Corporation: Fred Falk, (858) 304-3016 ext. 202, ffalk@edigital.com